EX-99.77Q1(d): Copies of all constituent instruments defining the rights of the holders of any new class of securities and of any amendments to constituent instruments referred to in answer to sub-item 77I

(d)(1) Amendment No. 18 to the Agreement and Declaration of Trust of the Trust, dated November 4, 2011, is hereby incorporated by reference to the response given under EX-99.77Q1(a) of this Exhibit Memorandum.